Exhibit 99.1

NEWS RELEASE	CONTACT:	Jason Korstange (952) 745-2755 www.TCFExpress.com

200 Lake Street East, Wayzata, MN 55391-1693

TCF National Bank Issues $50 million of Subordinated Notes

Wayzata, MN, March 11, 2005 - TCF National Bank (“TCF Bank”) a wholly-owned subsidiary of TCF Financial Corporation (“TCF”) will issue on March 16, 2005 $50 million of subordinated notes due 2015.

The notes bear interest at a fixed rate of 5.00% for the first five years and will reprice quarterly thereafter at the three-month LIBOR rate plus 1.56%.  The notes may be redeemed by TCF Bank at par after five years and will qualify as Tier 2 or supplementary capital for regulatory purposes, subject to certain limitations.  TCF Bank will pay the proceeds from the offering to TCF to be used for general corporate purposes, which may include repurchases in the open market of TCF common stock.

TCF is a Wayzata, Minnesota-based national financial holding company with $12.3 billion in assets.  TCF has 430 banking offices in Minnesota, Illinois, Michigan, Wisconsin, Colorado and Indiana.  Other TCF affiliates provide leasing and equipment finance, brokerage, and investments and insurance sales.

This news release does not constitute an offer to buy or a solicitation to sell the subordinated notes.

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